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                                                                       Exhibit 5


                                June 28, 1994





Briggs & Stratton Corporation
12301 W. Wirth Street
Wauwatosa, Wisconsin  53222

Gentlemen:

        We are providing this opinion in connection with the Registration Statement of Briggs & Stratton Corporation, a Wisconsin corporation (the "Company"), on Form S-8 (the "Registration Statement"), filed under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed sale by the Company of up to 1,250,000 shares of Company Common Stock, par value $0.01 per share (the "Shares"), upon the exercise of options granted under the Briggs & Stratton Corporation Stock Incentive Plan (the "Plan").

        We have examined (i) the Registration Statement, (ii) the Company's Articles of Incorporation and Bylaws, (iii) the Plan, (iv) the corporate proceedings relating to the adoption of the Plan, the issuance of the Shares, and the organization of the Company, and (v) such other documents and records as we have deemed necessary in order to render this opinion. In rendering this opinion, we have relied as to certain factual matters on certificates of officers of the Company and of state officials.

         Based upon the foregoing, it is our opinion that:

         1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Wisconsin.

         2. The Shares, when issued and paid for as contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and non-assessable by the Company, subject to the personal liability which may be imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case. Although Section 180.0622(2)(b) provides that such personal liability of shareholders shall be "to an amount equal to the par value of shares owned by them respectively, and to the consideration for which their shares without par value was issued," the Wisconsin Supreme Court, by a split decision without a written opinion, has affirmed a judgment holding shareholders of a corporation liable under the substantially identical predecessor statute in effect prior to January 1, 1991 (Section 180.40(6)) for unpaid employee wages to an amount equal to the consideration for which their par value shares were issued rather than the shares' lower stated par value. Local 257 of Hotel






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Briggs & Stratton Corporation
June 28, 1994
Page 2




                 and Restaurant Employees and Bartenders International
                 Union v. Wilson Street East Dinner Playhouse, Inc., 126 Wis. 2d 284, 375 N.W.2d 664 (1985) (affirming the 1983 decision of the Circuit Court for Dane County, Wisconsin, in Case No. 82-CV-0023).

        We consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act. Mr. Elwin J. Zarwell, a partner in our firm, is a director of the Company.

                                                   Very truly yours,



                                                   QUARLES & BRADY